Filed Pursuant to Rule 433

Registration No. 333-261901-17

*PRICING DETAILS* $1.633Bn+ Santander Drive Auto Receivables Trust (SDART) 2024-3

Joint Bookrunners : BNP Paribas (struc), Barclays, Santander

DE&I Coordinator : BNP Paribas

DE&I Co-Managers : Mischler, Siebert Williams

--Anticipated Capital Structure--

CLS	AMT($MM)	WAL	F/M	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD(%)	CPN(%)	$PX

A-1	150.000	<Not Offered>
A-2	549.230	0.63	AAA/Aaa	03-14	08/25	06/27	I-CRV	+ 68	5.990	5.91	99.99612
A-3	449.370	1.74	AAA/Aaa	14-28	10/26	01/29	I-CRV	+ 80	5.703	5.63	99.98961
B	217.570	2.65	AA/Aaa	28-36	06/27	09/29	I-CRV	+ 95	5.620	5.55	99.98710
C	188.170	3.31	A/Aa3	36-44	02/28	08/30	I-CRV	+ 115	5.710	5.64	99.99039
D	229.330	3.98	NR/Baa3	44-49	07/28	10/31	I-CRV	+ 155	6.051	5.97	99.97859

--Transaction Details--

*	Total Size : $1,783,670,000
*	Offered Size : $1,633,670,000 (Class A-1 Not Offered)
*	Ticker : SDART 2024-3
*	Expected Ratings : Fitch/Moody’s
*	Pricing Speed : 1.5% ABS to 10% Clean-Up Call
*	Format : SEC Registered
*	Min. Denoms : $1k x $1k
*	Expected Pricing : PRICED
*	Expected Settlement : 06/20/24
*	First Pay : 07/15/24
*	ERISA : Yes
*	Bill & Deliver : BNP Paribas

--Available Materials--

*	Preliminary Prospectus (attached)
*	Ratings FWP (attached)
*	Intex CDI (attached)
*	Intexnet : Dealname: bpsdar2403_mkt ; Password: 4BXK
*	Deal Roadshow : https://dealroadshow.com ; Entry Code (Case Sensitive): SDART243

--SDART 2024-3 CUSIPs / ISINs--

Class A-2: 80287L AB5 / US80287LAB53

Class A-3: 80287L AC3 / US80287LAC37

Class B : 80287L AD1 / US80287LAD10

Class C : 80287L AE9 / US80287LAE92

Class D : 80287L AF6 / US80287LAF67

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.